Filed Pursuant to Rule 424(b)(3)

Registration No. 333-146341

KBS REAL ESTATE INVESTMENT TRUST II, INC.

SUPPLEMENT NO. 14 DATED DECEMBER 17, 2010

TO THE PROSPECTUS DATED APRIL 22, 2010

    This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust II, Inc. dated April 22, 2010, as supplemented by supplement no. 10 dated October 6, 2010, supplement no. 11 dated November 10, 2010, supplement no. 12 dated November 23, 2010 and supplement no. 13 dated December 13, 2010. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust II, Inc. and, as required by context, KBS Limited Partnership II, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the acquisition of a 31-story office building containing 561,691 rentable square feet in Denver, Colorado; and

•	the acquisition of a 40-story office building containing 723,300 rentable square feet in Louisville, Kentucky.

Acquisition of Granite Tower

    On December 16, 2010, we, through an indirect wholly owned subsidiary, acquired a 31-story office building containing 561,691 rentable square feet located on approximately 0.7 acres of land in Denver, Colorado (“Granite Tower”). The seller is not affiliated with us or our advisor. The purchase price of Granite Tower was approximately $149.0 million plus closing costs. We funded the purchase of Granite Tower with proceeds from this offering but may later place mortgage debt on the property.

    Granite Tower is located at 1099 18th Street in Denver, Colorado and was built in 1983. Currently, Granite Tower is 96% leased to 22 tenants.

Acquisition of National City Tower

    On December 17, 2010, we, through an indirect wholly owned subsidiary, acquired a 40-story office building containing 723,300 rentable square feet located on approximately 2.6 acres of land in Louisville, Kentucky (“National City Tower”). The seller is not affiliated with us or our advisor. The purchase price of National City Tower was $115.0 million plus closing costs. We funded the purchase of National City Tower with proceeds from a $69.0 million mortgage loan from an unaffiliated lender (“National City Tower Mortgage Loan”) and proceeds from this offering. The National City Tower Mortgage Loan matures on December 16, 2015 and bears interest at a floating rate of 215 basis points over one-month LIBOR.

    National City Tower is located at 101 South Fifth Street in Louisville, Kentucky and was built in 1972 and renovated in 1987. Currently, National City Tower is 96% leased to 22 tenants.

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